RESEARCH AND DEVELOPMENT AGREEMENT

                                     BETWEEN

                                 AGRITOPE, INC.,

                                       AND

                                 VILMORIN & CIE












                             Dated December 5, 1997

                                TABLE OF CONTENTS
                                -----------------

SECTION                                                                                                        PAGE
-------                                                                                                        ----

1.       Definitions............................................................................................  1

2.       Advisory Groups........................................................................................  3
         2.1      Project Advisory Committee....................................................................  3
         2.2      Scientific Advisory Board.....................................................................  4

3.       Annual Project Selection...............................................................................  4

4.       Selection of Projects at Other Times...................................................................  5

5.       Preferred Access; Scope................................................................................  5
         5.1      Right of First Refusal; Failure to Submit Project.............................................  5
         5.2      Remedy for Breach.............................................................................  6
         5.3      Tomatoes Excluded.............................................................................  6

6.       Project Funding........................................................................................  6
         6.1      Amount........................................................................................  6
         6.2      Payment.......................................................................................  6
         6.3      Decision Not to Fund..........................................................................  6
         6.4      Minimum Funding...............................................................................  7

7.       Conduct of Research....................................................................................  7
         7.1      Location......................................................................................  7
         7.2      Exchange of Technical Information.............................................................  7
         7.3      Staffing......................................................................................  7
         7.4      Progress Reports; Research Results............................................................  8
         7.5      Termination...................................................................................  8

8.       Ownership and Marketing Rights.........................................................................  8
         8.1      Technology; No Transfer.......................................................................  8
         8.2      Research License..............................................................................  8
         8.3      Projects that Utilize Agritope Technology, Research Expertise and Facilities................................................................................  8
         8.4      Baseball Arbitration.......................................................................... 10
         8.5      Projects that Utilize Vilmorin Technology and Agritope's Research
                  Expertise and Facilities...................................................................... 10
         8.6      Projects That Utilize Both Agritope Technology and Vilmorin
                  Technology.................................................................................... 11
         8.7      Completion of Defaulted Research Project...................................................... 11
         8.8      Most Favored Customer......................................................................... 12
         8.9      Access to Technology and Personnel............................................................ 12



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



9.       Licenses............................................................................................... 12
         9.1      Calculation of Royalties...................................................................... 12
         9.2      Royalty Payments.............................................................................. 13
         9.3      Reports and Records........................................................................... 14
         9.4      Audits........................................................................................ 14
         9.5      License to Improvements....................................................................... 15
         9.6      Sublicenses................................................................................... 15

10.      Patents................................................................................................ 15
         10.1     Patents to Agritope Technology................................................................ 15
         10.2     Patents for New Technology.................................................................... 15
         10.3     Patents for Modified Crops.................................................................... 16
         10.4     Status of Patent Applications................................................................. 16
         10.5     Patent Maintenance............................................................................ 16
         10.6     Election Not to Prosecute or Maintain......................................................... 16
         10.7     Patent Costs.................................................................................. 16

11.      Infringement by Others................................................................................. 17
         11.1     Notice of Infringement........................................................................ 17
         11.2     Cooperation................................................................................... 17

12.      Representations and Warranties of Agritope............................................................. 17
         12.1     Authority..................................................................................... 17
         12.2     Ownership..................................................................................... 17
         12.3     Noninfringement............................................................................... 17

13.      Representations and Warranties of Vilmorin............................................................. 18
         13.1     Authority..................................................................................... 18
         13.2     Ownership..................................................................................... 18
         13.3     Noninfringement............................................................................... 18

14.      Covenants of Agritope and Vilmorin..................................................................... 18
         14.1     Commercially Reasonable Efforts............................................................... 18
         14.2     Marking of Products........................................................................... 18
         14.3     Insurance..................................................................................... 18
         14.4     Taxes......................................................................................... 19
         14.5     Government Approvals.......................................................................... 19

15.      Conditions to Effectiveness............................................................................ 19

16.      Indemnification........................................................................................ 19
         16.1     Indemnification by Agritope................................................................... 19
         16.2     Indemnification by Vilmorin................................................................... 19
         16.3     Patent Indemnification........................................................................ 20
         16.4     Insurance Proceeds............................................................................ 20
         16.5     Procedure for Indemnification................................................................. 20



                                     - ii -
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         16.6     Other Claims.................................................................................. 22
         16.7     No Beneficiaries.............................................................................. 23

17.      Confidentiality........................................................................................ 23
         17.1     Confidentiality Obligation.................................................................... 23
         17.2     Use........................................................................................... 23
         17.3     Return........................................................................................ 23
         17.4     Scope......................................................................................... 23
         17.5     Required Disclosure........................................................................... 23
         17.6     Patent Applications........................................................................... 24
         17.7     Enforcement................................................................................... 24

18.      Public Announcements................................................................................... 24
         18.1     Scientific Publications....................................................................... 24
         18.2     Terms of Agreements........................................................................... 24

19.      Term and Termination................................................................................... 24
         19.1     Term.......................................................................................... 24
         19.2     Termination by Vilmorin....................................................................... 25
         19.3     Termination by Agritope....................................................................... 25
         19.4     Effect........................................................................................ 25

20.      Baseball Arbitration Procedure......................................................................... 25
         20.1     Parties....................................................................................... 25
         20.2     Proposals..................................................................................... 25
         20.3     Decision...................................................................................... 26
         20.4     Rules......................................................................................... 26
         20.5     Mediation; Process............................................................................ 26

21.      Miscellaneous.......................................................................................... 26
         21.1     No Agency..................................................................................... 26
         21.2     Hiring of Employees........................................................................... 26
         21.3     Agreements with Third Parties................................................................. 26
         21.4     Cooperation; Additional Documents............................................................. 26
         21.5     Notices....................................................................................... 27
         21.6     Governing Law................................................................................. 27
         21.7     Assignment.................................................................................... 27
         21.8     Entire Agreement.............................................................................. 27
         21.9     Attorney Fees................................................................................. 27
         21.10    Arbitration................................................................................... 27
         21.11    Severability.................................................................................. 28
         21.12    Force Majeure................................................................................. 28
         21.13    Captions...................................................................................... 29
         21.14    Modification and Waiver....................................................................... 29

EXHIBIT A         PLANT SPECIES

                       RESEARCH AND DEVELOPMENT AGREEMENT

                                     BETWEEN

AGRITOPE, INC. ("Agritope")
8505 SW Creekside Place
Beaverton, Oregon  97008-7108
U.S.A.

Tel:  (503) 641-6115
Fax:  (503) 520-6196

and      VILMORIN & CIE ("Vilmorin")
         71, rue de Beaubourg
         75003 Paris
         France

         Tel: (33) 144 78 10 81
         Fax: (33) 142 71 58 96



                            BACKGROUND AND OBJECTIVES

         A. Agritope owns certain molecular genetic technology and know-how that can be applied to multiple crops. Vilmorin owns certain proprietary germplasm that may benefit from application of Agritope's technology and know-how. Vilmorin wishes to have Agritope carry out research and development projects with the goal of transforming Vilmorin's germplasm to confer commercially desirable characteristics.

         B. This Agreement sets forth the terms and conditions under which the parties will enter into agreements for specific research and development projects. The research is a preliminary step towards possible commercialization of the transformed germplasm developed under the terms of this Agreement.

         C. Concurrently with the execution of this Agreement, Agritope and Vilmorin are entering into a stock purchase agreement (the "Stock Purchase
Agreement"), pursuant to which Vilmorin has agreed to purchase shares of Agritope capital stock upon the terms and conditions set forth therein.

                                    AGREEMENT

         Agritope and Vilmorin agree as follows:

         1. Definitions. Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings assigned to them in this Section 1.

                  "Affiliates" means persons or entities directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the specified entity.

                  "Agritope Technology" means Technology owned by Agritope or licensed to Agritope by third parties with authority to use it as contemplated by this Agreement.

                  "Competing Modified Crop" means, when used in reference to a Crop or Modified Crop, a genetically altered version of germplasm owned by a third party for the same plant species as the referenced Crop or Modified Crop.

                  "Crop" means each vegetable and flower plant species listed on Exhibit A. Vilmorin may add a Crop to Exhibit A by notice to Agritope if Vilmorin either has newly commenced marketing of that Crop or has undertaken actions intended to lead to Vilmorin's marketing of that Crop, provided that Agritope has not previously entered into an agreement or commitment with a third party that would be violated by such addition.

                  "Field of Use" means with respect to Vilmorin the Crops listed on Exhibit A and with respect to Agritope everything else.

                  "Indemnifiable Losses" means, with respect to any claim by an Indemnitee for indemnification under Section 16 hereof, any and all losses, liabilities, costs and expenses (including, without limitation, the costs and expenses of any and all actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorney fees and expenses in connection therewith, including attorney fees before and at trial and in connection with any appeal or petition for review) suffered by such Indemnitee with respect to such claim.

                  "Indemnifying Party" means any party required to pay any other person pursuant to Section 16 hereof.

                  "Indemnitee" means any party who is entitled to receive payment from an Indemnifying Party pursuant to Section 16 hereof.

                  "Indemnity Payment" means the amount an Indemnifying Party is required to pay an Indemnitee pursuant to Section 16 hereof.

                  "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

                  "Modified Crop" means the genetically altered version of a Crop that results from a Research Project.

                  "New Technology" means any Technology resulting from Research Projects carried out by Agritope with the funding of Vilmorin as contemplated by this Agreement, but excluding Modified Crops. New Technology does not include Technology that is or becomes available to the public on a royalty-free basis.

                  "Patent" means a patent, supplemental protection certificate, plant variety protection certificate, or similar right to exclude others from making, using, or selling the relevant invention, plant or genetic material.

                  "Research Products" means commercially marketable Technology or other results from Research Projects carried out by Agritope with the funding of Vilmorin as contemplated by this Agreement, including (without limitation) gene constructs, gene sequences and markers, and promoters, but excluding Modified Crops. Research Products does not include Technology or results that are or become available to the public on a royalty-free basis.

                  "Research Project" means each research and development project performed by Agritope with funding from Vilmorin.

                  "Technology" means all proprietary DNA sequences, genes, promoters, gene constructs, and genetic transformation systems and techniques, inventions and know-how that may be utilized in plant genetic, plant biological or agricultural research or production activities or otherwise.

                  "Trade Secrets" means all confidential information owned by any party relating to the use or production of Technology. Confidential information of one party ("Disclosing Party") shall no longer constitute Trade Secrets when it (i) becomes publicly known without fault of the other party or its Affiliates, (ii) is or has been received in good faith by the other party without restriction on use or disclosure from a third party having no obligation of confidentiality to Disclosing Party; or (iii) is or has been independently developed by the other party without reference to Confidential Information received from Disclosing Party, as evidenced by the other party's written records.

                  "Vilmorin Technology" means Technology owned by Vilmorin or licensed to Vilmorin by third parties with authority to use it as contemplated by this Agreement.

         2.       Advisory Groups.

                  2.1 Project Advisory Committee. Agritope shall establish a Project Advisory Committee consisting of up to four members, two of whom shall be designated by Vilmorin. The purpose of the Project Advisory Committee shall be to make advisory recommendations to Agritope regarding Research Projects to be conducted by Agritope and funded by Vilmorin.

                  2.2 Scientific Advisory Board. In addition to the Project Advisory Committee, Vilmorin shall be entitled to name one scientist to sit on the Agritope Scientific Advisory Board as its representative.

         3. Annual Project Selection. On an annual basis, Agritope shall decide which research projects it would like to conduct and Vilmorin shall decide which research projects it would like to have conducted by Agritope. The principal steps of the annual project selection process, and the deadlines by which they are to be completed, are outlined below:

         Date                                     Action
         ----                                     ------

              May 1 Agritope and Vilmorin each submit proposed annual Research Projects to the Project Advisory Committee. Research Project proposals submitted by Agritope and Vilmorin to the Project Advisory Committee shall disclose each proposed project in sufficient detail to enable the Project Advisory Committee to evaluate the different projects and to offer suggestions and proposals. The description of each project shall include, without limitation, the identification of the Crop or Crops to be modified, the Technology to be used, the intended technical result of the project, the estimated duration of the project, the principal contract terms of the project if not specified in this Agreement, the general parameters of the commercialization agreement, to the extent practicable, and such other information as may be reasonably requested by the Project Advisory Committee. Agritope also submits a budget of anticipated costs of each project it proposes.

             June 1 Agritope submits to the Project Advisory Committee a budget of anticipated costs of each project proposed by Vilmorin.

             June 15 The Project Advisory Committee makes its recommendation to Vilmorin and Agritope as to Research Projects it believes should be conducted and funded during the next fiscal year.

            August 15      Vilmorin provides Agritope with its decision on which
                           projects it would like to fund.

           September 1     Agritope  in good  faith,  with input from  Vilmorin,
                           decides which projects it will undertake and notifies
                           Vilmorin.   The  project   proposal  for  a  Research
                           Project, as accepted by the parties, shall constitute
                           the Research  Project  agreement  between the parties
                           with respect to such Research Project.  Agritope will
                           make commercially  reasonable  efforts to conduct all
                           Research   Projects  selected  for  full  funding  by
                           Vilmorin, subject to negotiation of the parties' respective rights with respect to each project.

            October 1      Beginning of fiscal year; Agritope initiates selected
                           Research Projects.


         4. Selection of Projects at Other Times. If Agritope or Vilmorin wish to conduct a Research Project that has not been previously proposed to the Project Advisory Committee, or wishes to modify a research project that has been recommended by the Project Advisory Committee, it may at any time submit the new or modified project proposal to the Project Advisory Committee. The principal steps that the parties shall take, and the deadlines by which they are to be completed, are outlined below:

         Days Before
         Beginning Project                        Action
         -----------------                        ------

                    60 Agritope or Vilmorin submit proposed Research Project and budget to Project Advisory Committee. The description of each project shall include the information required for projects proposed under
                              Section 3.

                    30 Project Advisory Committee provides Agritope and Vilmorin with its recommendation. Within 10 days thereafter, Vilmorin provides Agritope with its funding decision.

                    15 Agritope, with input from Vilmorin, decides in good faith whether to proceed with the proposed project or modification and notifies Vilmorin. The project proposal, as accepted by the parties, shall constitute the Research Project agreement.

                    0         Agritope initiates Research Project.


         5. Preferred Access; Scope.

                  5.1 Right of First Refusal; Failure to Submit Project. Vilmorin shall have a right of first refusal to fund and participate in any research project by Agritope involving the genetic alteration of a Crop. Specifically, Agritope shall not undertake any project involving genetic alteration of a Crop (other than projects begun or committed as of the date of this Agreement), unless Agritope has first offered the research project to Vilmorin, whether or not proposed in accordance with the project selection procedure described above. If Agritope breaches this obligation, upon learning of the breach Vilmorin shall have the further right to pay the costs incurred to date with respect to the project and to assume future project costs, in which event Vilmorin shall have the same rights with respect to the project as if it had participated in the project from its inception.

                  5.2 Remedy for Breach. As a contractual remedy, notwithstanding 5.1, if Agritope engages in a research project with a third party in breach of Vilmorin's right of first refusal, and if Vilmorin elects to take over the project once having learned of it, the third party's rights shall be canceled as part of the remedial actions taken in connection with Vilmorin's assumption of the project. In furtherance thereof, Vilmorin shall be entitled to an equitable remedy in the nature of a mandatory injunction or specific performance to enforce its rights. Agritope alone shall be responsible for any damages to any such third party as a result of such cancellation; the cost of any such damages shall not be included in Agritope's overhead or costs for any Research Project.

                  5.3 Tomatoes Excluded. Projects involving tomatoes shall be excluded from this Agreement and any commercialization agreement between the parties to the extent that, and in geographical areas where, third parties have already acquired rights with respect to tomatoes at the date of this Agreement.

         6. Project Funding.

                  6.1 Amount. Unless otherwise agreed, the funding required for each Research Project shall consist of all out-of-pocket expenses incurred by Agritope in performing the Research Project, including but not limited to employee salaries, payroll taxes, and employee benefit costs, costs of materials, services and supplies, and overhead computed in accordance with Agritope's usual accounting procedures. The specific terms under which Vilmorin will fund a project may include annual and/or aggregate dollar limits on its funding obligations.

                  6.2 Payment. Except as otherwise agreed by the parties with respect to any specific project, payments by Vilmorin shall be made within 30 days after receipt from Agritope of a detailed quarterly statement for each active Research Project setting forth the funds received to date for the project, the costs incurred to date, and the projected funding requirements for the next quarter.

                  6.3 Decision Not to Fund. If Vilmorin elects not to fund a specific project proposed by Agritope, Agritope may negotiate with third parties to fund the project on comparable terms or may conduct the project itself without third-party funding. If Agritope elects not to conduct a project that Vilmorin offered to fund, Vilmorin may enter into agreements with third parties for the project or may conduct the project itself.

                  6.4 Minimum Funding. Agritope has granted Vilmorin an option to purchase up to 785,715 shares of Agritope Series A Preferred Stock at a price of $7 per share for an aggregate purchase price of $5,500,005. If Vilmorin does not exercise the option in full, Vilmorin shall be obligated to fund Research Projects in an amount equal to the difference between $5,500,005 and the actual aggregate purchase price paid for the shares purchased pursuant to the exercise of the option, provided, however, that Vilmorin shall not be required to pay more than $1 million under this Section 6.4. Vilmorin's minimum funding obligation will be made over a three-year period, commencing on January 1, 1998, and will be applied to fund Research Projects selected by the parties and approved for funding in accordance with the selection procedure described above. The payment described in this section is a minimum funding commitment by Vilmorin, and is not intended to limit decisions by Vilmorin to fund additional Research Projects.

         7. Conduct of Research.

                  7.1 Location. Unless otherwise agreed, each Research Project shall be performed at Agritope's facilities.

                  7.2 Exchange of Technical Information. Agritope and Vilmorin shall each make available to the other such technical information as may be useful to facilitate each Research Project and commercialization of the resulting Modified Crop, New Technology, or Research Products. Without limitation, each party shall provide to the other such written information regarding its Technology related to the Research Project as the other party may reasonably request, provided the information is available or can be obtained without unreasonable expense. Each party shall make its personnel who are involved in a Research Project reasonably available during normal business hours for consultation by telephone with the other party. In addition, each party shall allow scientists or other appropriate personnel of the other party to visit and have access to the first party's laboratories and other facilities, in order to facilitate the exchange of such information. Reasonable travel costs incurred by Agritope personnel to visit Vilmorin's facilities shall be considered costs of the Research Project, which shall be borne by the parties in the same manner as other costs of the Research Project. Similarly, travel costs of Vilmorin's personnel incurred at Agritope's request shall be considered costs of the Research Project. The obligations set forth in this Section 7.2 shall expire upon completion of the applicable Research Project. Business class air fare and actual costs for meals and incidentals shall be considered reasonable.

                  7.3 Staffing. Agritope shall utilize its own staff, whenever possible, to accomplish its tasks in connection with each Research Project. Agritope shall use reasonable efforts to make qualified personnel available to work on the Research Project. Agritope may elect to hire additional qualified personnel but shall not be required to do so. If Agritope uses outside contractors or free-lance researchers, it shall notify Vilmorin, who shall have the right to disapprove or reject any such contractor or free-lance researcher for projects funded by Vilmorin, in whole or in part.

                  7.4 Progress Reports; Research Results. Agritope shall provide Vilmorin with reports describing the status of Agritope's activities and results of research tasks conducted as part of each Research Project. Routine progress reports shall be made quarterly or at other mutually agreed intervals. Significant developments shall be reported as they occur.

                  7.5 Termination. If Vilmorin reasonably determines that progress on a Research Project is unsatisfactory, it may elect to terminate its participation in the Research Project on not less than 180 days' prior written notice. If the parties agree to a modified or substitute Research Project under
Section 4 in place of an on-going Research Project, then the on-going Research Project itself may be terminated in connection with such arrangement by mutual agreement of the parties. Agritope and Vilmorin shall negotiate in good faith the terms of any such termination.

         8. Ownership and Marketing Rights.

                  8.1 Technology; No Transfer. Unless otherwise agreed with respect to a particular Research Project, Vilmorin and Agritope shall jointly own and have equal interests and rights in and to any New Technology and any Research Products, provided, however, unless otherwise agreed, the right of each party to market and commercialize New Technology or Research Products shall be limited to such party's Field of Use. Notwithstanding the previous sentence, if a party offers to the other party the right to participate in research projects applying the New Technology or Research Products to a specified crop within the other party's Field of Use and the other party elects not to participate, the offering party may market and commercialize the specified crop incorporating the New Technology or Research Products even though it is not within the offering party's Field of Use. Nothing in this Agreement transfers ownership of a party's existing Technology to any other party. Nothing in the Agreement transfers ownership of any of Vilmorin's Crops to Agritope.

                  8.2 Research License. Vilmorin shall grant to Agritope a royalty-free nonexclusive license to use its Crops and Vilmorin Technology in connection with a Research Project solely for purposes of conducting the research contemplated by such Research Project. No party shall make any commercial use of any other's Crops or Technology except as permitted by this or another written agreement.

                  8.3 Projects that Utilize Agritope Technology, Research Expertise and Facilities. This Section 8.3 applies to Research Projects in which Agritope utilizes only Agritope Technology and Agritope's research expertise and facilities to modify Vilmorin's Crop (for example, a Research Project in which Agritope's SAMase gene and promoters are inserted in Vilmorin's melon germplasm to produce modified melons).

                           8.3.1 Technology Rights. Unless otherwise agreed, Agritope and Vilmorin will jointly own any New Technology and any Research Products developed in the course of the Research Project, and Vilmorin will own the Modified Crop(s). Vilmorin will have the right to market Modified Crops pursuant to the terms of a commercialization agreement between Vilmorin and Agritope, which shall include an obligation to pay royalties or equivalent compensation to Agritope.

                           8.3.2 Commercialization Agreement. Either prior to, or at any time during the course of, a Research Project, Vilmorin and Agritope will negotiate in good faith the terms of a commercialization agreement. The commercialization agreement will address marketing of the Modified Crop and compensation of Agritope and Vilmorin. Agritope's compensation may consist of royalties on seed sales, royalties on sales of mature crops, royalties based on savings realized by farmers utilizing the Modified Crops or other mechanisms agreed upon by the parties.

                           8.3.3 Exclusive Marketing Rights. If exclusive marketing rights under the commercialization agreement are desired by Vilmorin, then Vilmorin will provide to Agritope a marketing plan, describing Vilmorin's current market share of the Crop and projected market share for the Modified Crop, both on a geographical basis. Based on this information, Vilmorin and Agritope will negotiate in good faith to determine geographical regions (e.g., worldwide, Europe, North
         America, or France) in which Vilmorin shall have exclusive or nonexclusive marketing rights. Agritope shall give Vilmorin exclusivity in geographical regions where Vilmorin demonstrates a strong likelihood of obtaining a substantial market share. Any exclusive marketing rights granted by Agritope to Vilmorin pursuant to this Section 8.3.3 for a particular geographical region shall become nonexclusive in the event that Vilmorin does not achieve and maintain a substantial market share in such geographical region. The definition of "substantial market share" shall be negotiated in good faith by the parties on a case-by-case basis for each Modified Crop and shall be included in the relevant commercialization agreement. For any period during which the commercialization agreement gives Vilmorin exclusive marketing rights for a Modified Crop in a region, Agritope will not enter into an agreement with a third party permitting the marketing of a Competing Modified Crop in that region.

                           8.3.4 Lead Time. In addition to any marketing rights granted in a commercialization agreement pursuant to Section 8.3.3, for a period of 24 months following the effective date of applicable regulatory approval for sale of a Modified Crop in the markets contemplated in the relevant commercialization agreement, Agritope will not permit the sale by any third party of any Competing Modified Crop. Thereafter, Agritope may sell or allow such sales by any third party without restriction in those geographic regions in which Vilmorin does not have exclusive marketing rights for the Modified Crop pursuant to Section 8.3.3. If, however, a mutually acceptable commercialization agreement has not been negotiated and executed by the parties upon the effective date of such approval, Agritope may enter into an agreement with any third party regarding the commercialization of Competing Modified Crops.

                           8.3.5 Election Not to Market. If at any time after the execution of a commercialization agreement between Agritope and Vilmorin regarding a Modified Crop, Vilmorin elects not to market or continue to market the Modified Crop in a particular country, Vilmorin's rights under the commercialization agreement to market in that country shall cease and Agritope may market or may enter into an agreement with any third party regarding the marketing of any Competing Modified Crop in that country.

                  8.4 Baseball Arbitration. If, in connection with the negotiation of a commercialization agreement, the parties are not in agreement on all the terms, including (without limitation) geographical regions of exclusivity, royalty rates, or other quantifiable terms, then the provisions of the commercialization agreement as to such terms shall be determined by mediation or by binding "baseball" arbitration in accordance with Section 20.

                  8.5 Projects that Utilize Vilmorin Technology and Agritope's Research Expertise and Facilities. This Section 8.5 applies to Research Projects in which Agritope utilizes Vilmorin's Technology and Agritope's research expertise, Trade Secrets or know-how, and facilities to modify Vilmorin's Crop.

                           8.5.1 Technology Rights. Unless otherwise agreed as provided in Section 8.1, Agritope and Vilmorin will jointly own any New Technology and any Research Products developed in the course of the Research Project, and Vilmorin will own the Modified Crop(s). Vilmorin will have the right to market such Modified Crops on the terms of a commercialization agreement between Agritope and Vilmorin, including an obligation to pay royalties to Agritope under the commercialization agreement.

                           8.5.2 Commercialization Agreement and Exclusive Marketing Rights. The parties will negotiate in good faith the terms of a commercialization agreement and exclusive marketing rights for any Modified Crops resulting from Research Projects under this Section 8.5 in the same manner as provided in Sections 8.3.2 and 8.3.3, the terms of which are hereby incorporated by reference, mutatis mutandis.

                           8.5.3 Lead Time, Election Not to Market and Baseball Arbitration. The provisions of Sections 8.3.4, 8.3.5 and 8.4, respectively, the terms of which are hereby incorporated by reference, mutatis mutandis, shall apply to commercialization agreements and marketing rights under this
         Section 8.5.

                  8.6 Projects That Utilize Both Agritope Technology and Vilmorin Technology or New Technology. If a Research Project shall involve the use of both Agritope Technology and Vilmorin Technology or New Technology, the parties shall negotiate in good faith the terms of a commercialization agreement and exclusive marketing rights for the Modified Crops as provided in Sections
8.3.2 and 8.3.3, mutatis mutandis, provided that in negotiating such terms the parties will take into consideration the contribution of Vilmorin Technology to the Research Project. The lead time, election not to market and baseball arbitration provisions of Sections 8.3.4, 8.3.5 and 8.4, respectively, mutatis mutandis, shall apply to any such commercialization agreements and marketing rights.

                  8.7 Completion of Defaulted Research Project.

                           8.7.1 If Agritope shall be in default under the terms of a Research Project agreement and shall fail to have cured such default within 30 days after notice from Vilmorin (or if cure cannot be accomplished within 30 days, shall fail to commence cure within 30 days of such notice and thereafter diligently and continuously work to accomplish cure as soon as possible), then Vilmorin shall have the following remedies:

                           (a) It may terminate the Research Project pursuant to
                  the terms of Section 19.2; or

                           (b) It may extend the time for Agritope's performance
                  of such Research Project, with an appropriate suspension or modification of Vilmorin's funding obligations until Agritope has cured the default; or

                           (c) It may assume  performance  of the balance of the
                  Research Project at its expense. If Vilmorin assumes such performance obligation, (i) it may, with the consent of Agritope, which consent shall not be unreasonably withheld, employ the employees or contractors of Agritope who have been working on the Research Project for the purpose of completing the Research Project, (ii) it shall be given access to, and copies of, all research materials obtained or assembled by Agritope for such Research Project, or prepared in connection with the work performed by Agritope on the Research Project prior to its default and (iii) it shall have the license and right to use all relevant Agritope Technology reasonably needed for completion of the Research Project.

                           8.7.2 Upon Vilmorin completing any Research Project under this Section 8.7, the rights of the parties with respect to any New Technology or Modified Crops shall be as set forth in 8.1. The marketing of the Modified

         Crop obtained as a result shall be on the terms of the commercialization agreement and marketing rights negotiated by the parties under Sections 8.3, 8.5, or 8.6, as the case may be, provided Vilmorin shall be entitled to deduct from any royalties payable to Agritope the excess of reasonable costs incurred by Vilmorin in order to complete the Research Project, as compared to the funding Vilmorin would have made under the Research Project if Agritope had not defaulted.

                  8.8 Most Favored Customer. During the term of this Agreement, it is Agritope's intention to deal with Vilmorin under this Agreement, Research Project agreements, and commercialization agreements entered into in the future pursuant to this Agreement as a most favored customer. Specifically, if Agritope has entered into an agreement with a third party regarding Technology to be applied to or commercialization of a Crop, and Agritope has previously entered into or subsequently enters into a Research Project agreement or commercialization agreement with Vilmorin (pursuant to this Agreement) for the same Crop, everything else being equal (taking into account factors including, without limitation, the nature of the Technology, the geographic market, and the project goals), Vilmorin will be offered the same terms offered to the third party. In all events, during the term of this Agreement, Agritope will have a continuing obligation to deal with Vilmorin in good faith with regard to Research Projects for a Crop and the marketing of a Modified Crop where the same Crop has become the subject of a similar project or commercialization agreement with a third party on materially different terms than the agreement to which Vilmorin is a party, including consideration of whether any modification of the terms of the Vilmorin agreement is appropriate under the circumstances.

                  8.9 Access to Technology and Personnel. In furtherance of the purposes of this Agreement and the relationship of the parties under it, during the term of this Agreement, each of the parties will provide the other a reasonable right of access to its Technology and research personnel, as requested from time to time, including (without limitation) the right to visit the other party's facilities, to observe research operations and ask questions, to be provided copies of documents and samples of other materials upon request, and in general to share information; provided, however, a party may exclude from such access material and information that is proprietary to a third party or subject to a disclosure restriction under an agreement with a third party. Subject to Section 7.2, each party will bear the expense of its personnel travel and related costs in any visitations arranged under this Section 8.9.

         9. Licenses. Unless otherwise agreed, the following terms and conditions shall apply to any license granted by Agritope to Vilmorin pursuant to this Agreement or a commercialization agreement, and to any other obligation of Vilmorin to pay royalties to Agritope and, conversely, to any license granted to Agritope by Vilmorin and Agritope's obligations to pay royalties.

                  9.1 Calculation of Royalties. Any royalty, license fee, or equivalent compensation (collectively referred to as royalties in this Section
9) on the sale of any

Modified Crop shall be calculated based on the method agreed to by the parties in the applicable commercialization agreement. Any royalty on the use of Vilmorin Technology shall be calculated on the method agreed to by the parties in the applicable Research Project agreement. Any royalty on the commercialization of New Technology or Research Products shall be calculated based on the method agreed to by the parties.

                  9.2 Royalty Payments. Royalty payments shall be made as follows:

                           9.2.1 Royalties for amounts received in any calendar quarter shall be paid within 45 days after the end of the calendar quarter.

                           9.2.2 The obligation to pay a royalty on any Modified Crop shall extend to any Modified Crop (a) that has been manufactured or sold or has been or will be used in a country in which a valid and enforceable Patent exists for the Agritope Technology incorporated in the Modified Crop, (b) that constitutes or has been produced using Agritope Trade Secrets, or (c) that has been sold in a country in which no third party is lawfully selling, without Agritope's permission, a Competing Modified Crop utilizing the Agritope Technology incorporated in the Modified Crop.

                           9.2.3 Agritope and Vilmorin shall each pay a royalty to the other with respect to its commercialization of New Technology and Research Products within or without its Field of Use; provided, however, that the royalty payable by Vilmorin under a commercialization agreement upon its sale of a Modified Crop incorporating New Technology shall satisfy this royalty obligation with respect to the incorporated New Technology. The royalty shall be at a rate mutually agreed by the parties. If the parties are unable to agree on a royalty rate, the rate shall be determined by binding "baseball" arbitration in accordance with Section 20.

                           9.2.4 The obligation to pay royalties on any Modified Crop shall cease on a country-by-country basis, at such time and in the event that (a) the Patent rights held in such country for the Modified Crop are abandoned or expire or a court of competent jurisdiction in the country in question renders a final decision from which no appeal is or can be taken of invalidity or unenforceability of the Patent rights, (b) the Modified Crop no longer constitutes or is produced using Agritope Trade Secrets, and (c) a third party begins lawfully selling, without Agritope's permission, a Competing Modified Crop utilizing the Agritope Technology incorporated in the Modified Crop. If in such decision one or more claims of the Patent rights in a country are valid and permit the Modified Crop to be sold in such country free of infringing a third party's rights, the obligation of Vilmorin to pay with respect to the Modified Crop covered by such claims shall not be affected. If a third party's rights are infringed so that Modified Crops cannot be sold in the country or countries where such third party rights are in force, Agritope may obtain a license from such third party at its expense to permit Vilmorin to sell the Modified Crops in such country or countries. If Agritope cannot or does not obtain such a license, Vilmorin may itself attempt to obtain such a license, but in such event Vilmorin shall be entitled to subtract from any royalties due Agritope as a result of sales of Modified Crops in such country or countries the amount of royalties Vilmorin is obliged to pay such third party under its license.

                           9.2.5 All royalty payments shall be made in United States Dollars ("Dollars"); provided, however, that if the proceeds of the sales upon which such royalty payments are based are received by Agritope or Vilmorin in a foreign currency or other form that is not convertible or exportable in Dollars, and Agritope or Vilmorin (as the case may be) does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable, Vilmorin or Agritope shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in the payee's name in a bank designated by such payee in such country. Royalties in Dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for Dollars prevailing at the close of the last business day of the quarter for which royalties are being calculated based upon the applicable rate published in the Wall Street Journal (or other comparable publication if that source is no longer available).

                           9.2.6 In the event the royalties set forth in the applicable agreement are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulations.

                  9.3 Reports and Records.

                           9.3.1 With the royalty payment for each calendar quarter, the payor shall provide a written report to the payee with respect to all amounts received during the quarter as to which royalties are payable, stating the amounts thereof, showing the calculation of royalties, and containing such other information as the payee may reasonably request.

                           9.3.2  Vilmorin,   Agritope,   and  their  respective
         sublicensees shall keep records adequate to verify each royalty report, for a period of at least three years from the date of the report.

                  9.4 Audits. A party may, not more often than annually, request that an audit of payor's and/or any sublicensee's records be performed by a certified public accountant selected by the requesting party and reasonably satisfactory to the payor, in order to confirm the accuracy of payor's royalty reports, calculations, and payments. Payor and its sublicensees shall cooperate with such an audit and shall permit access to such records and facilities as may be requested in connection with the audit. Payor shall pay the costs of the audit if the audit reveals underpayment of royalties by more than 5 percent for the period covered by the audit. Otherwise, the costs of the audit shall be borne by the requesting party.

                  9.5 License to Improvements. Vilmorin hereby grants Agritope a royalty-free, nonexclusive perpetual license to make, use and sell any improvements made by Vilmorin to Agritope's Technology in connection with any Research Project or Modified Crop.

                  9.6 Sublicenses.

                           9.6.1 (a) Vilmorin may sublicense its rights and interests under this Agreement in New Technology and Research Products and under commercialization agreements for Modified Crops to any Affiliate of Groupe Limagrain (Vilmorin's parent); provided, however, that if any such sublicensee is divested by Groupe Limagrain so that it is no longer an Affiliate of Groupe Limagrain, then unless Agritope shall consent to such sublicense, the sublicense shall be terminated effective with such divestiture. (b) Except as provided in (a), Vilmorin may grant third parties sublicenses only with the prior written consent of Agritope. Any approved sublicense must be reflected in a written agreement explicitly requiring that the sublicensee comply with Vilmorin's obligations under this Agreement and any other agreement defining the license. Vilmorin shall supply Agritope with a copy of each signed sublicense agreement.

                           9.6.2 Any sublicense shall provide that Agritope is granted a royalty-free, nonexclusive perpetual license to make, use, and sell any improvements made by the sublicensee to Agritope's Technology.

                           9.6.3 Agritope may sublicense its rights and interests under this Agreement in New Technology, Research Products, and Vilmorin Technology incorporated therein to any third party only with the prior written consent of Vilmorin, which consent shall not be unreasonably withheld. Any approved sublicense must be reflected in a written agreement requiring that the sublicensee comply with Agritope's obligations under this Agreement and any other agreement defining the license. Agritope shall supply Vilmorin with a copy of each signed sublicense agreement.

         10. Patents.

                  10.1 Patents to Agritope Technology. Agritope shall have the exclusive right to obtain Patent protection for any Agritope Technology.

                  10.2 Patents for New Technology. Vilmorin and Agritope shall jointly have the right to apply for Patents for any New Technology developed in the course of a Research Project. If either Agritope or Vilmorin elects not to apply for such a Patent in one or more countries, the other party shall have the right to do so in those countries at its expense. The party applying for such a Patent shall allow the other to review the application and important prosecution documents a reasonable time before filing them, and consider in good faith any comments received. Each party shall cooperate with the other and shall execute all documents reasonably requested by the other in connection with the filing and prosecution of such Patent applications.

                  10.3 Patents for Modified Crops. Vilmorin shall have the first right to apply for Patents for any Modified Crop developed in the course of a Research Project. If Vilmorin elects not to apply for such a Patent in one or more countries, Agritope shall have the right to do so in those countries at its expense. The party applying for such a Patent shall allow the other to review the application and important prosecution documents a reasonable time before filing them, and consider in good faith any comments received. Each party shall cooperate with the other and shall execute all documents reasonably requested by the other in connection with the filing of such Patent applications.

                  10.4 Status of Patent Applications. Each party shall keep the other reasonably informed about any Patent applications it prepares or files for Modified Crops or New Technology resulting from a Research Project, and upon request shall provide copies to the other party. Each shall keep the other reasonably informed of the course of prosecution of the applications. All information disclosed under this Section 10.4 shall be considered Confidential Information for purposes of Section 17 until publicly disclosed.

                  10.5 Patent Maintenance. Except as provided below, each party shall pay all maintenance fees and other amounts required, and take all other action reasonably required, to keep any Patents it owns that underlie New Technology or Modified Crops, or for New Technology or Modified Crops in full force and effect for the maximum term.

                  10.6 Election Not to Prosecute or Maintain. If a party elects not to continue to prosecute or maintain any Patent application or Patent it holds for New Technology or Modified Crops, it shall notify the other party at least 90 days before the deadline for taking action to prosecute or maintain the application or Patent, and if requested by the other party, take all action required to prosecute or maintain the application or Patent at the other party's expense.

                  10.7 Patent Costs. Except as otherwise agreed, Agritope's costs of obtaining Patents for New Technology developed in the course of a Research Project or for Modified Crops shall be considered costs of the corresponding Research Project and borne by the parties accordingly. Except as otherwise agreed or provided herein, costs of maintaining issued Patents in force shall be borne by the Patent holder.

         11.      Infringement by Others.

                  11.1 Notice of Infringement. If a party learns of any infringement or threatened infringement of the other party's Patents covering any Modified Crops, New Technology, or Research Products, that party shall promptly give the Patent holder notice of the infringement or threatened infringement. The Patent holder shall have the right, but not the obligation, to institute proceedings to enjoin any such infringement or recover any damages therefor. If the Patent holder does not institute such proceedings within 90 days after receiving notice from the other party of actual infringement of Patents covering Modified Crops, New Technology, or Research Products, in which such other party has an interest on account of a commercialization agreement, such other party shall have the right to institute such proceedings at its own expense and to retain any damages recovered.

                  11.2 Cooperation. Each party shall provide the other with such information concerning any infringement of Patents for Modified Crops, New Technology, or Research Products, as the other may reasonably request and shall cooperate with the other in connection with any legal action or settlement negotiations. Each party agrees to be joined as a party to infringement proceedings properly instituted by the other for infringement of Patents for such Modified Crops, New Technology, or Research Products, if necessary or desirable.

         12. Representations and Warranties of Agritope. Agritope represents and warrants to Vilmorin as follows:

                  12.1 Authority. Agritope has full power and authority to execute, deliver, and perform this Agreement. The provisions of this Agreement do not conflict with any other agreement to which Agritope is a party or by which it is bound.

                  12.2 Ownership. Agritope is the owner of or has the right to use Agritope Technology. Except as disclosed in the applicable commercialization agreement, Agritope has the right to license to Vilmorin any Agritope Technology needed to permit Vilmorin to make, use, and sell any Modified Crop or Research Product and to use New Technology.

                  12.3 Noninfringement. No claim has been asserted by any person to the effect that the development, sale, or use of products using Agritope Technology currently infringes any patent. To the best of Agritope's knowledge, use of Agritope Technology in any Research Project will not infringe in any material respect the proprietary rights of any third person.

AGRITOPE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO AGRITOPE TECHNOLOGY OR THE RESULTS OF ANY RESEARCH PROJECT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. AGRITOPE DOES NOT WARRANT THE EFFICACY OR SAFETY OF ANY TECHNOLOGY OR MODIFIED CROP PROVIDED OR LICENSED TO VILMORIN.

         13. Representations and Warranties of Vilmorin. Vilmorin represents and warrants to Agritope as follows:

                  13.1 Authority. Vilmorin has full power and authority to execute, deliver, and perform this Agreement. The provisions of this Agreement do not conflict with any other agreement to which Vilmorin is a party or by which it is bound.

                  13.2 Ownership. Vilmorin is the owner of or has the right to permit Agritope to use the Crops and Vilmorin Technology to be utilized in any Research Project. Vilmorin has the right to license to Agritope any Vilmorin Technology needed to permit Agritope to make, use, and sell any Research Product and to use New Technology.

                  13.3 Noninfringement. No claim has been asserted by any person to the effect that the development, sale, or use of its Crops or Vilmorin Technology to be utilized in any Research Project currently infringes any patent. To the best of Vilmorin's knowledge, use of its Crops or Vilmorin Technology in any Research Project will not infringe in any material respect the rights of any third person.

VILMORIN MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO VILMORIN TECHNOLOGY OR THE RESULTS OF ANY RESEARCH PROJECT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. VILMORIN DOES NOT WARRANT THE EFFICACY OR SAFETY OF ANY CROP PROVIDED OR LICENSED TO AGRITOPE.

         14. Covenants of Agritope and Vilmorin.

                  14.1 Commercially Reasonable Efforts. Vilmorin shall use commercially reasonable efforts to further develop, market, promote, and sell Modified Crops. Vilmorin shall bear all costs and expenses of doing so. If either party elects not to commercialize and market any New Technology or Research Product for a crop within its Field of Use in a particular geographic market, then the other party shall have the right, upon reasonable notice, to market such New Technology or Research Product for such crop in such geographic market.

                  14.2 Marking of Products. Agritope and Vilmorin each shall legibly mark all Modified Crops, New Technology, Research Products and other goods incorporating or produced using Technology licensed from Agritope or Vilmorin (or the packaging containing such goods) with a statement identifying any patents incorporated therein or used in the production thereof and a statement that the goods have been produced under license from Agritope or Vilmorin. A party may omit reference to patents that have expired.

                  14.3 Insurance. During the term of this Agreement, Agritope and Vilmorin each shall maintain such comprehensive general liability insurance, including products liability insurance, with such company and containing such provisions as shall be satisfactory to the other, as will adequately insure both Agritope and Vilmorin against the risks associated with the manufacture, sale, and use of goods incorporating or made using Technology licensed from the other or New Technology with a loss payable endorsement naming both parties as a beneficiary. Such policy shall provide that the coverage thereunder shall not be terminated without at least 30 days' prior written notice to the other party. Agritope and Vilmorin shall upon request provide the other with a certificate of insurance evidencing such insurance coverage.

                  14.4 Taxes. Each party shall pay all fees, taxes, and other charges levied upon it under applicable law by government authorities upon or in connection with any sales or other transactions covered by this Agreement, including without limitation taxes on sales, use, transactions, license fee payments, or inventory, other than franchise taxes or taxes on the other party's net income.

                  14.5 Government Approvals. Agritope and Vilmorin will use commercially reasonable efforts to obtain all permits, licenses, and approvals from government authorities necessary for the parties to sell Modified Crops, Research Products, or other goods incorporating or made using New Technology or Technology licensed from Agritope or Vilmorin; provided, however, that neither Agritope nor Vilmorin shall be liable or responsible to the other due to a failure to obtain such permits, licenses, or approvals.

         15. Conditions to Effectiveness. This Agreement and the rights and obligations of the parties set forth herein shall not become effective until the following conditions are satisfied:

                  15.1 The spin-off of Agritope from Epitope, Inc. and the $9.4 million placement as disclosed in Agritope's Registration Statement on Form S-1 under Amendment No. 3 dated December 5, 1997, each shall have occurred ; and

                  15.2 The closing of the Stock Purchase Agreement shall have occurred.

         16. Indemnification.

                  16.1 Indemnification by Agritope. Agritope will indemnify, defend and hold harmless Vilmorin and its directors, officers, employees, and agents from and against any and all Indemnifiable Losses arising out of or due to, directly or indirectly: (i) liabilities incurred in the course of the business or operations of Agritope, except to the extent resulting from a breach of Vilmorin's warranties set forth herein; and (ii) any material breach of any warranty made in this Agreement by Agritope.

                  16.2 Indemnification by Vilmorin. Vilmorin will indemnify, defend and hold harmless Agritope and each of its directors, officers, employees, and agents from and against any and all Indemnifiable Losses arising out of or due to, directly or indirectly: (i) liabilities incurred in the course of the business or operations of Vilmorin, including liabilities arising out of the commercial use of any Modified Crop, except to the extent resulting from a breach of Agritope's warranties set forth herein; and (ii) any material breach of any warranty made in this Agreement by Vilmorin.

                  16.3 Patent Indemnification. Agritope and Vilmorin each will indemnify, defend and hold harmless the other, and its directors, officers, employees and agents, from and against any and all Indemnifiable Losses arising out of, or due to, directly or indirectly, alleged infringement of any third party's patents or proprietary rights by the use or inclusion of Agritope Technology or Vilmorin Technology, as the case may be, in (or in connection with) Modified Crops, Research Products, or New Technology.

                  16.4 Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to Sections 16.1, 16.2, or 16.3 hereof will be reduced (including, without limitation, retroactively) by any Insurance Proceeds and other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee will pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received. Notwithstanding the foregoing, nothing in this section grants to an Indemnitee any direct or indirect rights or benefits to insurance coverage, nor requires an Indemnifying Party to make any claim for insurance coverage.

                  16.5 Procedure for Indemnification.

                           16.5.1 If a party shall  receive  notice of any claim
         or action brought, asserted, commenced or pursued by any person or entity not a party to this Agreement (hereinafter a "Third Party Claim"), with respect to which another party is or may be obligated to make an Indemnity Payment, it shall give such other party prompt notice thereof (including any pleadings relating thereto), specifying in such reasonable detail as is known to it the nature of such Third Party Claim and the amount or estimated amount thereof; provided, however, that the failure of a party to give notice as provided in this Section
         16.5 shall not relieve the other party of its indemnification obligations under this Section 16, except to the extent that such other party is actually prejudiced by such failure to give notice.

                           16.5.2 For any Third Party Claim concerning which notice is required to be given, and, in fact, is given under Section 16.5.1, the Indemnifying Party shall defend in a timely manner, to the extent permitted by law, such Third Party Claim through counsel appointed by the Indemnifying Party and reasonably acceptable to the Indemnitee. Once an Indemnifying Party has commenced its defense of an Indemnitee, it cannot withdraw from such defense until conclusion of the matter, unless the Indemnified Party agrees to the withdrawal or the Indemnitee is also defending the claim. The

         Indemnitee shall have the right to participate in the defense of the Third Party Claim by employing separate counsel at its own expense.

                           16.5.3 If a party responds to a notice of a Third Party Claim by denying its obligation to indemnify the other party, or if the Indemnifying Party fails to defend in a timely or reasonably satisfactory manner, the Indemnitee shall be entitled to defend such Third Party Claim through counsel appointed by it. In addition, if it is later determined that such party wrongfully denied such claim, or the Indemnifying Party failed to defend timely or in a reasonably satisfactory manner, then the Indemnifying Party shall (i) reimburse the Indemnitee for all reasonable costs and expenses (including attorney fees before and at trial and in connection with any appeal or petition for review, but excluding salaries of officers and employees) incurred by the Indemnitee in connection with its defense of such Third Party Claim; and (ii) be estopped from challenging a judgment, order, settlement, compromise, or consent judgment resolving the Third Party Claim entered into in good faith by the Indemnitee (if such claim has been resolved prior to the conclusion of the proceeding between the Indemnitee and Indemnifying Party). An Indemnifying Party, after initially rejecting a claim for defense or indemnification, may defend and indemnify the Indemnitee, at any time prior to the resolution of said Third Party Claim, for such claim, provided that (x) the Indemnifying Party reimburses the Indemnitee for all reasonable costs and expenses (including attorney fees before and at trial and in connection with any appeal or petition for review, but excluding salaries of officers and employees) incurred by the Indemnitee in connection with its defense of such Third Party Claim up to the time the Indemnifying Party assumes control of the defense of such claim (including costs incurred in the transition of the defense from the Indemnitee to the Indemnifying Party); and (y) the assumption of the defense of the Third Party Claim is not expected to prejudice or cause harm to the Indemnitee.

                           16.5.4 With respect to any Third Party Claim for which indemnification has been claimed hereunder, no party shall enter into any compromise or settlement, or consent to the entry of any judgment which (i) does not include as a term thereof the giving by the third party of a release to the Indemnitee from all further liability concerning such Third Party Claim on terms no less favorable than those obtained by the party entering into such compromise, settlement or consent; or (ii) imposes any obligation on the Indemnitee without such Indemnitee's written consent (such consent not to be withheld unreasonably), except an obligation to pay money which the Indemnifying Party has agreed to pay and has the ability to pay on behalf of the Indemnitee. In the event that an Indemnitee enters into any such compromise, settlement or consent without the written consent of the Indemnifying Party (other than as contemplated by Section 16.5.3 hereof), the entry of such compromise, settlement or consent shall relieve the Indemnifying

         Party  of  its   indemnification   obligation  related  to  the  claims
         underlying such compromise, settlement or consent.

                           16.5.5 Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by the Indemnitee, the amount so determined by final judgment, determination, settlement or compromise. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnitee to the extent not waived in settlement, against the third party who made such Third Party Claim and any other person who may have been liable to the Indemnitee with respect to the indemnified matter.

                           16.5.6 In connection with defending against Third Party Claims, the parties shall cooperate with and assist each other by making available all employees, books, records, communications, documents, items and matters within their knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant with respect to defense of such claims; provided, however, that nothing in this Section 16.5.6 shall be deemed to require the waiver of any privilege, including the attorney-client privilege, or protection afforded by the attorney work product doctrine. In addition, regardless of the party actually defending a Third Party Claim for which there is an indemnity obligation under Sections 16.1, 16.2, or 16.3 hereof, the parties shall give each other regular status reports relating to such action with detail sufficient to permit the other party to assert and protect its rights and obligations under this Agreement.

                  16.6 Other Claims. Any claim for an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice from the Indemnitee to the Indemnifying Party within 120 days of first learning thereof. All such claims that are not timely asserted pursuant to this section shall be deemed to be forever waived. The Indemnitee's written notice shall contain such information as the Indemnitee has regarding the alleged breach. Such Indemnifying Party shall have a period of 120 days (or such shorter time period as may be required by law as indicated by the Indemnitee in the written notice) within which to respond thereto. If such Indemnifying Party does not respond within such 120-day period (or lesser period), such Indemnifying Party shall be deemed to have accepted responsibility to make payment for the amount of Indemnifiable Loss and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 120-day (or lesser) period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available under applicable law or under this Agreement.

                  16.7 No Beneficiaries. Except to the extent expressly provided otherwise in this Section 16, the indemnification provided for by this Section 16 shall not inure to the benefit of any third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any such subrogation rights with respect thereto and each party agrees to waive such rights against the other to the fullest extent permitted.

         17. Confidentiality. Information disclosed by any party ("Disclosing Party") to another ("Recipient") shall be protected from disclosure as follows:

                  17.1 Confidentiality Obligation. Recipient shall keep confidential any nonpublic information about Disclosing Party's technology or existing or proposed business or products ("Confidential Information") whether written, oral, embodied in product samples, or in other forms. Recipient shall protect Confidential Information from disclosure by using reasonable care, but at least the same degree of care as Recipient uses to protect its own confidential information. Recipient may disclose Confidential Information to its employees who need to know Confidential Information in connection with this Agreement and who agree to be bound by the restrictions imposed on Recipient by this Section 17.1. A breach of this Section 17.1 by Recipient's employees shall be deemed a breach by Recipient.

                  17.2 Use. Recipient shall not use or allow others to use Confidential Information, except for purposes contemplated by this Agreement.

                  17.3 Return. At Disclosing Party's request or termination or expiration of this Agreement, Recipient shall return all materials furnished by Disclosing Party that contain Confidential Information, without retaining any copies, except to the extent Recipient reasonably requires the materials in order to perform its obligations or exercise its continuing rights under this Agreement. Recipient may retain in its confidential files one copy of written Confidential Information for record purposes only. Upon request, Recipient will state in writing under oath whether it has complied with this Section 17.3.

                  17.4 Scope. This Section 17 shall survive termination of this Agreement and shall remain in effect as long as Recipient possesses Confidential Information, but shall not apply to Confidential Information that: (i) is or becomes publicly available through no fault of Recipient; or (ii) is or has been received in good faith by Recipient without restriction on use or disclosure from a third party having no obligation of confidentiality to Disclosing Party; or (iii) is or has been independently developed by Recipient without reference to Confidential Information received from Disclosing Party, as evidenced by Recipient's written records.

                  17.5 Required Disclosure. If Recipient is required by law or judicial or administrative process to disclose Confidential Information provided by Disclosing Party, Recipient shall promptly notify Disclosing Party and allow Disclosing Party a reasonable time to oppose such law or process. If disclosure is nonetheless required, Recipient may disclose only the Confidential Information that, in the written opinion of counsel acceptable to Disclosing Party, Recipient is legally required to disclose. Recipient shall use its commercially reasonable efforts to limit the dissemination of Confidential Information that is disclosed; for example, by obtaining the Agreement of the agency to which Confidential Information is disclosed to treat the Confidential Information as confidential.

                  17.6 Patent Applications. The parties acknowledge that Recipient may wish to disclose Confidential Information in a patent application covering an invention by Recipient or a jointly owned invention. Disclosing Party shall not unreasonably withhold consent to Recipient's disclosing in the patent application such Confidential Information as Recipient is required to disclose, in the written opinion of patent counsel acceptable to Disclosing Party.

                  17.7 Enforcement. In the event of a default under this Section 17 by Recipient, Disclosing Party shall be entitled to injunctive relief in addition to any other available remedies, including damages.

         18. Public Announcements.

                  18.1 Scientific Publications. Subject to Section 18.2, no party shall publish any report or make public any information about the Research Projects without the prior written consent of the other party. Without limitation, approval may be withheld unless the party wishing to publish or disclose has first provided the full text of the proposed publication to the other, obtained the other's written consent to publication, and made any changes reasonably requested by the other.

                  18.2 Terms of Agreements. No party shall make a public announcement or other disclosure of the existence or terms of this Agreement or any other agreement between the parties, except as may be required by applicable law. Vilmorin acknowledges that Agritope is required by law to file all material agreements, which may include this Agreement or any other agreement between the parties, with the Securities and Exchange Commission, and agrees that Agritope may do so without Vilmorin's further consent.

         19. Term and Termination.

                  19.1 Term. The term of this Agreement shall commence upon satisfaction of the conditions set forth in Section 15 and, unless earlier terminated as provided below, shall continue until the earlier of (i) expiration of all Patents (and absence of all Trade Secrets) for Technology used in Modified Crops, which Modified Crops are themselves the subject of commercialization agreements that are in force between the parties and (ii) the date on which Vilmorin's interest in Agritope falls below 214,285 shares of capital stock. Such number of shares shall be appropriately adjusted to take into account stock splits, reverse stock splits, stock dividends, or similar recapitalization.

                  19.2 Termination by Vilmorin. Vilmorin may terminate this Agreement (a) in its entirety if Agritope defaults in its obligations and does not cure the default within 30 days after notice, or (b) with respect to any Research Project, if Agritope defaults in its obligations under the terms of the Research Project agreement and does not cure the default within 30 days after notice (or if cure cannot be accomplished within 30 days, shall fail to commence cure within 30 days of such notice and thereafter diligently and continuously work to accomplish cure as soon as possible). If Vilmorin terminates a Research Project under clause (b), it shall pay Agritope for the costs incurred and obligations assumed for the Research Project through the date of termination, as reasonably determined and documented by Agritope.

                  19.3 Termination by Agritope. Agritope may terminate this Agreement (a) in its entirety if Vilmorin defaults in its obligations and does not cure the default within 30 days after notice, or (b) with respect to any or all Research Projects, upon 180 days' prior written notice, if Agritope determines, in its reasonable discretion, that further work on the Research Project or Projects is unlikely to result in a marketable product and provides the reasons for its determination to Vilmorin.

                  19.4 Effect. Termination of this Agreement shall not affect the parties' rights and obligations under those provisions that by their terms survive termination or are to be performed at or after termination including, without limitation, provisions regarding ownership of Technology, royalties, licenses, sublicensing, patents, and confidentiality. In addition, termination of this Agreement will not affect the rights and obligations of the parties under Research Project agreements, commercialization agreements, and other agreements that may be entered into by the parties pursuant to the terms hereof. The licenses and other rights to Technology, Patents, Trade Secrets, Modified Crops or New Technology granted under this Agreement, or under Research Project agreements or commercialization agreements entered into pursuant to the terms of this Agreement, are intended to be intellectual property rights within the scope of United States Bankruptcy Code Section 365(n). In the event either party becomes a debtor subject to a proceeding under Chapter 7 or Chapter 11 of the Bankruptcy Code, the other party shall be entitled to claim the benefit of all protections and rights afforded by said Section 365(n) with respect to the intellectual property rights granted to it by the debtor as licensor.

         20. Baseball Arbitration Procedure. When this Agreement requires that a matter be resolved by "baseball" arbitration, the parties shall follow the procedures set forth in this Section 20.

                  20.1 Parties. The parties to the arbitration shall be Agritope and Vilmorin.

                  20.2 Proposals. As part of the arbitration procedure, each of the two parties will submit to the arbitrator its proposed terms for the commercialization agreement or other disputed matter, including those upon which agreement has been reached with the other party and those not agreed.

                  20.3 Decision. The arbitrator shall have only the authority to select the proposal proposed by one of the parties to the arbitration, based on which proposal the arbitrator believes constitutes the more commercially reasonable proposal. The arbitrator shall not have the authority to impose additional terms or a compromise of the two parties' proposals. The parties may amend their proposals until the arbitration hearing.

                  20.4 Rules. The arbitration shall be conducted in English in accordance with the United Nations Commission on International Trade Law
Arbitration Rules as then in force and the terms of this Section 20. The appointing authority shall be the American Arbitration Association and the arbitration shall take place in Portland, Oregon, United States of America. The arbitration shall be heard and determined by a single arbitrator. The parties agree that the decision of the arbitral tribunal will be final and binding. All notices to be given in connection with the arbitration shall be given pursuant to Section 21.5 of this Agreement.

                  20.5 Mediation; Process. Before commencing an arbitration under this Section 20, upon the request of either party the parties agree to use mediation in an effort to resolve any differences between their proposals. Whether mediation is requested or not, each party agrees to submit to the other the proposal such party intends to provide to the arbitrator and, upon request of the other party, to negotiate in good faith any proposed compromises or adjustments in an effort to arrive at a mutually acceptable resolution. Such negotiations may continue until a final decision is made by the arbitrator.

         21. Miscellaneous.

                  21.1 No Agency. Nothing in this Agreement creates any partnership, employment, or agency relationship between the parties. No party shall have the right to act on behalf of or bind any other, and none shall take any action that could lead a third party to believe it has the right to do so.

                  21.2 Hiring of Employees. Except as provided in Section 8.7, during the term of this Agreement and for a period of one year after expiration or termination of this Agreement, neither party nor any of its Affiliates shall offer employment to or employ any person who was employed within the preceding 12 months by the other party, except with the prior written consent of the other party (which shall not be unreasonably withheld if a party did not induce the employee to leave his or her employment with the other party).

                  21.3 Agreements with Third Parties. This Agreement shall not prohibit the parties from entering into agreements with third parties except as expressly set forth herein.

                  21.4 Cooperation; Additional Documents. Each party shall cooperate with the other and shall execute such additional documents as may be necessary or desirable in order to effect or evidence the transactions contemplated by this Agreement.

                  21.5 Notices. Notices required or permitted hereunder shall be in writing and shall be deemed given when received, when personally delivered or sent by facsimile, five business days after being sent by registered or certified mail, return receipt requested, or two business days after being sent by courier service, in each case to the addresses set forth on the first page of this Agreement or to such other address that the parties may hereafter specify by written notice. The original of any notice sent by facsimile transmission shall be sent promptly by registered or certified mail or overnight courier to the recipient.

                  21.6 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Oregon without regard to the choice of law rules thereof, excluding the United Nations Convention on Contracts for the International Sale of Goods.

                  21.7 Assignment. (a) Vilmorin may assign its rights and interests under this Agreement in Research Products and New Technology and under commercialization agreements for Modified Crops to any Affiliate of Groupe Limagrain (Vilmorin's parent); provided, however, that if any such assignee thereafter is divested by Groupe Limagrain so that it is no longer an Affiliate of Groupe Limagrain, then unless Agritope shall consent to such assignment, the assignment shall be terminated effective upon such divestiture. Agritope may assign its rights and interests hereunder to any of its Affiliates. (b) Except as provided in (a), no party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties. A transfer of a controlling interest in a party shall constitute an assignment. Any purported assignment without the other parties' consent shall be void and shall constitute a breach of this Agreement.

                  21.8 Entire Agreement. This Agreement (including the attached Exhibits) constitutes the entire agreement and understanding between the parties with respect to its subject matter and supersedes any prior agreement or understanding.

                  21.9 Attorney Fees. In the event of a default under this Agreement, the defaulting party shall reimburse the nondefaulting party for all costs and expenses reasonably incurred by the nondefaulting party in connection with the default, including without limitation attorney fees.

                  21.10 Arbitration. Except for disputes requiring mediation or "baseball" arbitration in accordance with Section 20, any dispute, controversy, or claim arising out of or in connection with this Agreement, or the breach, termination, or validity thereof, shall be settled by final and binding arbitration conducted in English in accordance with the United Nations Commission on International Trade Law Arbitration Rules as then in force and the terms of this Section 21.10. The appointing authority shall be the American Arbitration Association and the arbitration shall take place in Portland, Oregon, United States of America. The arbitration shall be heard and determined by a single arbitrator. The award shall be made and shall be payable in United States Dollars, free of any tax or any other deduction. The award shall include interest from the date of any breach or other violation of this Agreement. The arbitrator shall also fix an appropriate rate of interest from the date of


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



the breach or other violation to the date when the award is paid in full. If the amount in controversy exceeds $10,000, the arbitrator's decision shall include a statement specifying in reasonable detail the basis for and computation of the award, if any. In any arbitration proceeding, each party shall be entitled to discovery to the extent agreed upon or, in the absence of agreement, determined by the arbitrator. In making such determination, the arbitrator shall balance the benefits of discovery against its burdens and expenses, considering the nature and complexity of the case, the amount in controversy, and the possibility of unfair surprise or advantage that may result if discovery is restricted. To the extent that discovery is allowed by the arbitrator, the arbitrator shall have all the authority of a court incidental to such discovery including, but not limited to, authority to order production of documents and other materials, to issue orders to appear and submit to deposition, and to impose appropriate sanctions against any party for failing to comply with any order. A party substantially prevailing in the arbitration shall also be entitled to recover such amount for its costs and attorney fees incurred in connection with the arbitration as shall be determined by the arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. Nothing herein shall prevent any party from resorting to a court of competent jurisdiction in those instances where injunctive relief may be appropriate. In such instances, the prevailing party shall be entitled to recover from the other party all reasonable attorney fees incurred at trial, on appeal, and on any petition for review, together with such other expenses, costs, and disbursements as may be allowed by law. The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims presented to the tribunal. All notices to be given in connection with the arbitration shall be given pursuant to Section 21.5 of this Agreement.

                  21.11 Severability. If in any judicial proceeding or arbitration a court or arbitrator shall refuse to enforce all the provisions of this Agreement, any unenforceable provisions shall be deemed eliminated from this Agreement for the purpose of such proceeding to the extent necessary to permit the remainder of the Agreement to be enforced in such proceeding.

                  21.12 Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other parties, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. If such an event of force majeure suspends performance of a Research Project for more than 6 months, either party shall be free to terminate the same without any further liability or obligation to the other for such Research Project. If such an event of force majeure suspends performance of this Agreement for more than 12 months, either party shall be free to terminate this Agreement without further liability or obligation to the other;


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



provided that termination shall not affect the parties' obligations under those provisions that by their terms survive termination or are to be performed at or after termination.

                  21.13 Captions. The captions in this Agreement are for convenience only and shall not affect the meaning of this Agreement.

                  21.14 Modification and Waiver. No amendment of this Agreement or any waiver of its provisions shall be deemed to have occurred unless expressed in a writing signed by the party to be bound.

                  Dated as of this 5th day of December, 1997.

                                        AGRITOPE, INC.


                                        By /s/ Gilbert N. Miller
                                        Title  Executive Vice President


                                        VILMORIN & CIE


                                        By /s/ Pierre Lefebvre
                                        Title  C.E.O.

                                    EXHIBIT A

[













                                                                             ]*



* Bracketed material has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.



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